Exhibit 99.1

ALTRIA GROUP, INC. DIRECTOR DINYAR S. DEVITRE ANNOUNCES DECISION TO RETIRE FROM BOARD OF DIRECTORS

RICHMOND, Va. (February 8, 2022) – Altria Group, Inc. (Altria) (NYSE:MO) today announces that Dinyar S. Devitre, a director of Altria since 2008, notified Altria of his decision to retire from service on its Board of Directors following the completion of his current term. Consequently, Mr. Devitre will not stand for re-election to the Board of Directors at Altria’s 2022 Annual Meeting of Shareholders, which is presently anticipated to be held on May 19, 2022.

“Altria has benefited from Dinny’s significant contributions for nearly 50 years, including the time he served as Altria’s Senior Vice President and Chief Financial Officer and his 14 years on the Board,” said Kathryn McQuade, Altria’s independent Board Chair. “We thank him for his remarkable service to this company.”

“I’ve had the privilege and benefit of working closely with Dinny over my time in leadership,” said Billy Gifford, Altria’s CEO. “We will miss his insights and perspective built from so many years of distinguished service and wish him all the very best.”

Mr. Devitre is the chair of the Finance Committee and a member of the Compensation and Talent Development, Nominating, Corporate Governance and Social Responsibility, and Executive Committees. Mr. Devitre held many roles in his nearly 50 years of service to the company, including senior leadership positions in the company’s international operations and Senior Vice President and Chief Financial Officer of Altria from April 2002 to March 2008. He is a director of IHS Markit Ltd, Avestar Capital, Pratham USA and Brooklyn Academy of Music.

Altria’s Profile

Altria has a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Altria’s Vision by 2030 is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). Altria is Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, Altria’s businesses and society.

Altria’s wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, Altria owns Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer.
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Altria’s smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, and Helix Innovations LLC (Helix), a rapidly growing manufacturer of oral nicotine pouches. Altria also enhances its smoke-free product portfolio with exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks®, and an equity investment in JUUL Labs, Inc. (JUUL).

Altria also owns equity investments in Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.

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Source: Altria Group, Inc.

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